Exhibit 10.7

Description of Awards under Executive Bonus Plan

In addition to base salary, Markel Corporation (the “Company”) maintains an Executive Bonus Plan that has been approved by shareholders. The plan is designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code.

The plan is administered by the Compensation Committee (or a sub-committee thereof) of the Board of Directors. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan. Messrs. Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Paul W. Springman, Thomas S. Gayner and Richard R. Whitt, III are the only executive officers currently eligible for awards under the plan.

Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m). Performance goals relate to growth in book value. The Committee sets the amounts payable under each performance award. The employee receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. The aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of such period.

The Board can amend or terminate the plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate or (ii) materially change the benefits that eligible employees may receive under the plan. However, the Board can amend the plan as necessary and without shareholder approval to ensure that the plan continues to comply with Section 162(m).

Mr. Kirshner, Anthony F. Markel and Steven A. Markel are eligible to receive awards under the plan for 2006, expressed as a percentage of base salary, based on a five-year average of the compound growth in book value per share of common stock as reflected in the schedule below. Messrs. Springman, Gayner and Whitt are eligible to receive awards under the plan for 2006 based on the four-year average of the compound growth in book value per share beginning January 1, 2003. Book value calculations may be increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

Bonus targets for 2006 under the plan were set by the Committee in March 2006 on a basis similar to that for 2005. After further review and analysis at subsequent meetings, the Committee determined that an adjustment to the bonus scales used, retroactive to January 1, 2006, was appropriate in order to maintain competitiveness and internal pay equity. For 2006, this adjustment was implemented by way of a supplemental bonus award, separate and distinct from the initial award under the plan. The terms and conditions of the supplemental bonus awards are otherwise the same as those under the plan in all material respects, except that no limit has been fixed on the amount payable under the supplemental award. Amounts payable under the supplemental bonus awards will count against the $1,000,000 limit on deductibility under Section 162(m); however, the Company does not anticipate that any material amount of cash compensation for 2006 will not be deductible.

The schedule below shows potential bonus awards under the plan and under the supplemental bonus award, as well as the aggregate amounts that could be paid under both, expressed as a percentage of base salary.

Average Compound Growth In Book Value Per Share	Bonus as% of Base Salary under the Plan	Bonus as % of Base Salary under the Supplemental Award	Aggregate Bonus as % of Base Salary
Under 11%	0%	0%	0%
11%	25%	25%	50%
12%	30%	30%	60%
13%	40%	30%	70%
14%	50%	30%	80%
15%	60%	30%	90%
16%	75%	25%	100%
17%	90%	35%	125%
18%	100%	50%	150%
19%	110%	65%	175%
20%	125%	75%	200%
21%	145%	*	**
22%	170%	*	**
23%	200%	*	**
24%	250%	*	**

*Additional amounts may be paid at these performance levels in the discretion of the Committee.

**Aggregate amounts payable at these levels would be the amount payable under the plan plus any discretionary amount payable under the supplemental award.

For 2007, the performance goals for all executive officers will be based on a five-year average of the compound growth in book value per share of common stock, and the bonus scale used will be the same as that under “Aggregate Bonus” above.